UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Nobel Learning Communities, Inc.

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders

To Be Held on January 14, 2004

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held on January 14, 2004, commencing at 10:00 a.m. local time, at The Desmond Hotel in Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355 (telephone: 610-296-9800), for the following purposes:

1. To elect two Class I directors to serve until the third Annual Meeting of Stockholders following election and until their successors have been duly elected and qualify, or until the director’s earlier death, resignation or removal;

2. To consider and ratify the selection of BDO Seidman, LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2004; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on November 20, 2003 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

Sincerely,

Yvonne DeAngelo
Secretary

West Chester, Pennsylvania

December 1, 2003

NOBEL LEARNING COMMUNITIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

January 14, 2004

SOLICITATION OF PROXIES, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on January 14, 2004, commencing at 10:00 a.m. local time, at The Desmond Hotel in Great Valley, One Liberty Boulevard, Malvern, Pennsylvania 19355. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 1, 2003.

Outstanding Shares and Voting Rights

The Board of Directors has set the close of business on November 20, 2003 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding 6,683,869 shares of the Company’s Common Stock (“Common Stock”), 983,694.11 shares of the Company’s Series A convertible preferred stock (“Series A Preferred Stock”), 2,499,940 shares of the Company’s Series C convertible preferred stock (“Series C Preferred Stock”), 1,352,623 shares of the Company’s Series E convertible preferred stock (“Series E Preferred Stock”), and 590,032 shares of the Company’s Series F convertible preferred stock (“Series F Preferred Stock”). These securities constitute the only classes of securities entitled to vote at the Meeting.

The holder of each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be considered; the holder of each share of any of the Series A Preferred Stock, Series C Preferred Stock, the Company’s Series D convertible preferred stock (“Series D Preferred Stock”) and Series E Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of convertible preferred stock is then convertible (calculated by rounding any fractional share down to the nearest whole number); and the holder of each share of the Series F Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of Series F Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) multiplied by .9623. As of the Record Date, each share of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock was convertible into 0.2940, 0.25, 1.00 and 1.00 share of Common Stock, respectively.

As of the Record Date, shares of the Series D Preferred Stock were no longer convertible into Common Stock, and as a result, the holders of the Series D Preferred Stock will not be entitled to vote at the Meeting with respect to those shares.

Quorum and Voting

The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the votes represented, in the aggregate, by the Common Stock, and by the Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (such classes of convertible preferred stock are referred to collectively as the “Voting Preferred Stock”), is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock and the Voting Preferred Stock vote together, and not as separate classes, on all matters to be submitted to stockholders at the Meeting (provided, that only the holders of the Series E Preferred Stock will have the right to vote, at future meetings, with respect to the election of the unclassified director). The election of directors will be determined by a plurality vote and the two nominees receiving the most “FOR” votes will be elected. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees likely will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Similarly, any “broker non-votes” (i.e., shares of Common Stock or Voting Preferred Stock held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum. Other than with respect to the election of directors, all other matters that come before the Meeting require the approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees.

No Stockholder Proposals

The Company’s Certificate of Incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must give the Company advance notice before December 12, 2003 (the date ten days following the date that the Company first mails to stockholders the Company’s notice of the Meeting). In addition, such stockholder advance notice must meet certain other requirements set forth in the Company’s Certificate of Incorporation. The Company has not yet received such required advance notice from any stockholder. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to stockholders by the Company. Copies of the Company’s solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company’s solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Stocktrans, Inc., the transfer agent for the Common Stock and Preferred Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay Stocktrans approximately $2,200 for these services.

SECURITY OWNERSHIP

Common Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of November 20, 2003 by (1) all beneficial owners of more than 5% of the Common Stock (including preferred stock convertible into Common Stock); (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after the date on which the determination of beneficial ownership is made. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
KU Learning, L.L.C. (3)	1,883,500	29.2%
Camden Partners Strategic Fund II-A, L.P. (4)	1,448,665	18.3
Allied Capital Corporation (5)	682,240	9.6
Edison Venture Fund II, L.P. (6)	549,194	7.9
Dimensional Fund Advisors Inc. (7)	349,300	5.4
Mollusk Holdings, L.L.C. (8)	2,002,343	31.0
Camden Partners Strategic Fund II-B, L.P. (9)	85,937	1.3
A.J. Clegg (10)	535,021	8.0
John R. Frock (11)	124,882	1.9
Robert E. Zobel (12)	15,265	*
D. Scott Clegg (13)	21,666	*
Dr. Lynn A. Fontana (14)	0	0
George H. Bernstein	0	0
Steven B. Fink (15)	0	0
Joseph W. Harch (16)	0	0
Peter H. Havens (17)	29,880	*
Eugene G. Monaco (18)	10,500	*
Daniel L. Russell (19)	0	0
David L. Warnock (20)	0	0
All executive officers and directors as a group (14 persons) (21)	109,955	1.7%

*	Less than one percent
(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 6,453,359 shares outstanding on November 20, 2003, adjusted as required by rules promulgated by the SEC.
(3)

Based on Amendment No. 6 to Schedule 13D filed with the SEC on September 10, 2003, KU Learning, L.L.C. (“KU”) may be deemed to share voting and dispositive power with Knowledge Universe, L.L.C., ET Holdings, L.L.C., ET Consolidated, L.L.C., Hampstead Associates, L.L.C., Mollusk Holdings, L.L.C., Cephalopod Corporation, Lawrence Investments, L.L.C., Lawrence J. Ellison, Ridgeview Associates, LLC, Michael R. Milken and Lowell J. Milken. KU is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily those engaged in education. Does not include shares issuable upon conversion of shares of Series F Preferred Stock owned by Blesbok, LLC, or shares issuable upon conversion of shares of Series F Preferred Stock owned by Mollusk Holdings, L.L.C. (see footnote 8), beneficial ownership of which is disclaimed by KU. The address of the principal business office of KU is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(4)	Consists of 1,276,877 shares issuable upon conversion of 1,276,877 shares of Series E Preferred Stock and 171,788 shares issuable upon conversion of 171,788 shares of Series F Preferred Stock. Based on Schedule 13G filed with the SEC on June 27, 2003, Camden Partners Strategic Fund II-A, L.P. (“Camden II-A”) may be deemed to share voting and dispositive power with its sole general partner, Camden Partners Strategic II, L.L.C. (“Camden Strategic”). In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden Partners Strategic Fund II-B (see footnote 9), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.
(5)	Consists of warrants to purchase 531,255 shares and 150,985 shares issuable upon conversion of 150,985 shares of Series F Preferred Stock. The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N. W., Suite 300, Washington, D.C. 20006.
(6)	Based on Schedule 13G filed with the SEC on February 14, 2003, Edison Venture Fund II, L.P. may be deemed to share voting and dispositive power with Edison Partners II, L.P., its sole general partner. Consists of 25,000 outstanding shares, and 524,194 shares issuable upon conversion of 2,096,776 shares of Series C Preferred Stock. Edison Venture Fund II, L.P. is a private limited partnership engaged primarily in making private placement investments. The address of the principal business office of Edison Venture Fund II, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(7)	Based on Schedule 13G filed with the SEC on February 10, 2003, Dimensional Fund Advisors Inc. is an investment advisor registered under Section 203 of the Investment Company Act of 1940, as amended and serves as investment manager to certain other commingled group trusts and separate accounts that own the shares. In its role as investment advisor or manager, Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares owned by the funds it manages or advises. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address of the principal business office of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(8)	Consists of 118,843 shares issuable upon conversion of 118,843 shares of Series F Preferred Stock and 1,883,500 shares outstanding owned by KU (as discussed in footnote 3). Based on Amendment No. 6 to Schedule 13D filed with the SEC on September 10, 2003, Mollusk Holdings, L.L.C. (“Mollusk”) may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok, LLC, beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.
(9)	Consists of 75,746 shares issuable upon conversion of 75,746 shares of Series E Preferred Stock and 10,191 shares issuable upon conversion of 10,191 shares of Series F Preferred Stock. Based on Schedule 13G filed with the SEC on June 27, 2003, Camden Partners Strategic Fund II-B, L.P. (“Camden II-B”) may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 4), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.
(10)	Consists of 92,161 outstanding shares; 140,385 shares issuable upon conversion of 477,500 shares of Series A Preferred Stock; and 100,806 shares issuable upon conversion of 403,226 shares of Series C Preferred Stock. Also includes 24,854 outstanding shares held by Mr. A.J. Clegg’s children, over which Mr. A.J. Clegg has sole voting authority; 6,000 outstanding shares held by Mr. A.J. Clegg’s grandchildren, over which Mr. A.J. Clegg has sole voting and dispositive power; and 170,815 outstanding shares held jointly by Mr. A.J. Clegg and his wife, over which Mr. A.J. Clegg and his spouse have joint voting and dispositive authority. Does not include 8,500 outstanding shares owned by Mr. A.J. Clegg’s wife, as to which Mr. A.J. Clegg disclaims beneficial ownership. Mr. A.J. Clegg’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.

(11)	Consists of 17,500 outstanding shares; 92,682 shares which Mr. Frock has the right to purchase upon the exercise of options exercisable within 60 days after November 20, 2003; and 14,700 shares issuable upon conversion of 50,000 shares of Series A Preferred Stock. Mr. Frock’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(12)	Consists of 6,561 shares which Mr. Zobel has the right to purchase upon the exercise of options exercisable within 60 days after November 20, 2003; 4,000 outstanding shares held by a closely-held Florida corporation over which Mr. Zobel has sole voting power; and 4,704 shares issuable upon conversion of 16,000 shares of Series A Preferred Stock held by a family partnership of which Mr. Zobel is a general partner and over which he has sole voting power, and as to which Mr. Zobel disclaims beneficial ownership. Does not include 1,000 outstanding shares held in a custodian account for Mr. Zobel’s children, of which Mr. Zobel’s wife is custodian, as to which Mr. Zobel disclaims beneficial ownership. Mr. Zobel’s address is c/o Gateway Insurance, 2430 W. Oakland Park Boulevard, Ft. Lauderdale, FL 33311.
(13)	Consists of 21,666 shares which Mr. D. Scott Clegg has the right to purchase upon the exercise of options exercisable within 60 days after November 20, 2003. Mr. D. Scott Clegg is the son of A.J. Clegg, the Company’s former Chairman, Chief Executive Officer and Director, and beneficial owner of more than 5% of the Common Stock. Mr. D. Scott Clegg’s address is #1- 97th Street, Stone Harbor, NJ 08247.
(14)	Dr. Fontana’s address is c/o Sylvan Education Solutions, LLC, 1001 Fleet Street, Baltimore, MD 21202.
(15)	Does not include shares owned by KU (see footnote 3), of which Mr. Fink is Vice-Chairman of its member, Knowledge Universe, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by KU. Additionally, does not include shares owned by Mollusk (see footnote 8), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein). Mr. Fink’s address is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.
(16)	Does not include shares owned by KU (see footnote 3), to which Mr. Harch is a financial consultant. Mr. Harch disclaims beneficial ownership of any shares held by KU. Mr. Harch’s address is 1250 Fourth Street, Fifth Floor, Santa Monica, CA 90401.
(17)	Consists of 8,875 outstanding shares; 8,000 shares which Mr. Havens has the right to purchase upon the exercise of options exercisable within 60 days after November 20, 2003; and 3,234 shares issuable upon conversion of 11,000 shares of Series A Preferred Stock. Also includes 375 outstanding shares held by J.P. Havens TFBO his son and 500 outstanding shares held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership, and 1,176 shares issuable upon conversion of 4,000 shares of Series A Preferred Stock held by J.P. Havens TFBO his son and 1,470 shares issuable upon conversion of 5,000 shares of Series A Preferred Stock held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes 6,250 outstanding shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.
(18)	Consists of 3,000 outstanding shares held in joint tenancy with his wife; and 7,500 shares which Mr. Monaco has the right to purchase upon the exercise of options exercisable within 60 days after November 20, 2003.
(19)	Does not include shares owned by Allied Capital Corporation (see footnote 5). Mr. Russell disclaims beneficial ownership of any shares held by Allied Capital Corporation, of which Mr. Russell is a Principal. Mr. Russell’s address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.
(20)	Does not include shares owned by Camden II-A (see footnote 4), of which Mr. Warnock is a managing member of the sole general partner, or shares owned by Camden II-B (see footnote 9), of which Mr. Warnock is also a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.
(21)	Includes information contained in the notes above, as applicable.

Series A Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series A Preferred Stock as of November 20, 2003 by (1) all beneficial owners of more than 5% of the Series A Preferred Stock; (2) each director and nominee for election as a director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
A.J. Clegg (3)	477,500	48.5%
Emanuel Shemin (4)	101,487	10.3
John R. Frock (5)	50,000	5.1
Robert E. Zobel (6)	16,000	1.6
D. Scott Clegg (7)	0	0
Dr. Lynn A. Fontana (8)	0	0
George H. Bernstein	0	0
Steven B. Fink (9)	0	0
Joseph W. Harch (10)	0	0
Peter H. Havens (11)	15,000	1.5
Eugene G. Monaco	0	0
Daniel L. Russell (12)	0	0
David L. Warnock (13)	0	0
All executive officers and directors as a group (14 persons) (14)	15,000	1.5%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 983,694.11 shares outstanding on November 20, 2003, adjusted as required by rules promulgated by the SEC.
(3)	Mr. A.J. Clegg’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(4)	As reflected on the records of the Company’s transfer agent, Mr. Shemin’s address is 800 South Ocean Blvd., LPH4, Boca Raton, FL 33432.
(5)	Mr. Frock’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(6)	Consists of 16,000 shares of Series A Preferred Stock held by a family partnership of which Mr. Zobel is a general partner and over which he has sole voting power. Mr. Zobel disclaims beneficial ownership of these shares. Mr. Zobel’s address is c/o Gateway Insurance, 2430 W. Oakland Park Boulevard, Ft. Lauderdale, FL 33311.
(7)	Mr. D. Scott Clegg is the son of A.J. Clegg, the Company’s former Chairman, Chief Executive Officer and Director, and beneficial owner of more than 5% of the Company’s Series A Preferred Stock. Mr. D. Scott Clegg’s address is #1- 97th Street, Stone Harbor, NJ 08247.
(8)	Dr. Fontana’s address is c/o Sylvan Education Solutions, LLC, 1001 Fleet Street, Baltimore, MD 21202.
(9)	Mr. Fink’s address is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(10)	Mr. Harch’s address is 1250 Fourth Street, Fifth Floor, Santa Monica, CA 90401.
(11)	Consists of 11,000 shares of Series A Preferred Stock, and 4,000 shares of Series A Preferred Stock held by J.P. Havens TFBO his son and 5,000 shares of Series A Preferred Stock held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.
(12)	Mr. Russell’s address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.
(13)	Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.
(14)	Includes information contained in the notes above, as applicable.

Series C Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series C Preferred Stock as of November 20, 2003 by (1) all beneficial owners of more than 5% of the Series C Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Edison Venture Fund II, L.P. (3)	2,096,714	83.9%
A.J. Clegg (4)	403,226	16.1
John R. Frock (5)	0	0
Robert E. Zobel (6)	0	0
D. Scott Clegg (7)	0	0
Dr. Lynn A. Fontana (8)	0	0
George H. Bernstein	0	0
Steven B. Fink (9)	0	0
Joseph W. Harch (10)	0	0
Peter H. Havens	0	0
Eugene G. Monaco	0	0
Daniel L. Russell (11)	0	0
David L. Warnock (12)	0	0
All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 2,499,940 shares outstanding on November 20, 2003, adjusted as required by rules promulgated by the SEC.
(3)	Based on Schedule 13G filed with the SEC on February 14, 2003, Edison Venture Fund II, L.P. may be deemed to share voting and dispositive power with Edison Partners II, L.P., its sole general partner. Edison Venture Fund II, L.P. is a private limited partnership engaged primarily in making private placement investments. The address of the principal business office of Edison Venture Fund II, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(4)	Mr. A.J. Clegg’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(5)	Mr. Frock’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.

(6)	Mr. Zobel’s address is c/o Gateway Insurance, 2430 W. Oakland Park Boulevard, Ft. Lauderdale, FL 33311.
(7)	Mr. D. Scott Clegg is the son of A.J. Clegg, the Company’s former Chairman, Chief Executive Officer and Director, and beneficial owner of more than 5% of the Series C Preferred Stock. Mr. D. Scott Clegg’s address is #1- 97th Street, Stone Harbor, NJ 08247.
(8)	Dr. Fontana’s address is c/o Sylvan Education Solutions, LLC, 1001 Fleet Street, Baltimore, MD 21202.
(9)	Mr. Fink’s address is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.
(10)	Mr. Harch’s address is 1250 Fourth Street, Fifth Floor, Santa Monica, CA 90401.
(11)	Mr. Russell’s address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.
(12)	Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

Series E Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series E Preferred Stock as of November 20, 2003 by (1) all beneficial owners of more than 5% of the Series E Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	1,276,877	94.4%
Camden Partners Strategic Fund II-B, L.P. (4)	75,746	5.6
A.J. Clegg (5)	0	0
John R. Frock (6)	0	0
Robert E. Zobel (7)	0	0
D. Scott Clegg (8)	0	0
Dr. Lynn A. Fontana (9)	0	0
George H. Bernstein	0	0
Steven B. Fink (10)	0	0
Joseph W. Harch (11)	0	0
Peter H. Havens	0	0
Eugene G. Monaco	0	0
Daniel L. Russell (12)	0	0
David L. Warnock (13)	0	0
All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 1,352,623 shares outstanding on November 20, 2003, adjusted as required by rules promulgated by the SEC.

(3)	Based on Schedule 13G filed with the SEC on June 27, 2003, Camden II-A may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B (see footnote 4), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.
(4)	Based on Schedule 13G filed with the SEC on June 27, 2003, Camden II-B may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 3), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.
(5)	Mr. A.J. Clegg’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(6)	Mr. Frock’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(7)	Mr. Zobel’s address is c/o Gateway Insurance, 2430 W. Oakland Park Boulevard, Ft. Lauderdale, FL 33311.
(8)	Mr. D. Scott Clegg is the son of A.J. Clegg, the Company’s former Chairman, Chief Executive Officer and Director, and beneficial owner of more than 5% of the Common Stock. Mr. D. Scott Clegg’s address is #1- 97th Street, Stone Harbor, NJ 08247.
(9)	Dr. Fontana’s address is c/o Sylvan Education Solutions, LLC, 1001 Fleet Street, Baltimore, MD 21202.
(10)	Mr. Fink’s address is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.
(11)	Mr. Harch’s address is 1250 Fourth Street, Fifth Floor, Santa Monica, CA 90401.
(12)	Mr. Russell’s address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N. W., Suite 300, Washington, D.C. 20006.
(13)	Does not include shares of Series E Preferred Stock owned by Camden II-A or Camden II-B, with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

Series F Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series F Preferred Stock as of November 20, 2003 by (1) all beneficial owners of more than 5% of the Series F Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	171,788	29.1%
Allied Capital Corporation (4)	150,985	25.6
Blesbok, LLC (5)	138,225	23.4
Mollusk Holdings, L.L.C. (6)	118,843	20.1
Camden Partners Strategic Fund II-B, L.P. (7)	10,191	1.7
A.J. Clegg (8)	0	0
John R. Frock (9)	0	0
Robert E. Zobel (10)	0	0
D. Scott Clegg (11)	0	0
Dr. Lynn A. Fontana (12)	0	0
George H. Bernstein	0	0
Steven B. Fink (13)	0	0
Joseph W. Harch (14)	0	0
Peter H. Havens	0	0
Eugene G. Monaco	0	0
Daniel L. Russell (15)	0	0
David L. Warnock (16)	0	0
All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 590,032 shares outstanding on November 20, 2003, adjusted as required by rules promulgated by the SEC.
(3)	Based on Schedule 13G filed with the SEC on June 27, 2003, Camden II-A may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B (see footnote 7), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.
(4)	The address of the principal business office of Allied Capital Corporation is 1919 Pennsylvania Avenue N. W., Suite 300, Washington, D.C. 20006.
(5)	Based on Amendment No. 6 to Schedule 13D filed with the SEC on September 10, 2003, Blesbok, LLC (“Blesbok”) may be deemed to share voting and dispositive power with its managing members, Michael R. Milken and Lowell J. Milken. Blesbok is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily, but not limited to, those engaged in education. Does not include shares owned by Mollusk (see footnote 6), beneficial ownership of which is disclaimed by Blesbok. The address of the principal business office of Blesbok is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(6)	Based on Amendment No. 6 to Schedule 13D filed with the SEC on September 10, 2003, Mollusk may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok (see footnote 5), beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.
(7)	Based on Schedule 13G filed with the SEC on June 27, 2003, Camden II-B may be deemed to share voting and dispositive power with its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 3), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.
(8)	Mr. A.J. Clegg’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(9)	Mr. Frock’s address is c/o Tuscan BSI, Inc., 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312.
(10)	Mr. Zobel’s address is c/o Gateway Insurance, 2430 W. Oakland Park Boulevard, Ft. Lauderdale, FL 33311.
(11)	Mr. D. Scott Clegg is the son of A.J. Clegg, the Company’s former Chairman, Chief Executive Officer and Director, and beneficial owner of more than 5% of the Common Stock. Mr. D. Scott Clegg’s address is #1- 97th Street, Stone Harbor, NJ 08247.
(12)	Dr. Fontana’s address is c/o Sylvan Education Solutions, LLC, 1001 Fleet Street, Baltimore, MD 21202.
(13)	Does not include shares owned by Mollusk (see footnote 6), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein). Mr. Fink’s address is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.
(14)	Mr. Harch’s address is 1250 Fourth Street, Fifth Floor, Santa Monica, CA 90401.
(15)	Does not include shares owned by Allied Capital Corporation (see footnote 4), of which Mr. Russell is a Principal. Mr. Russell disclaims beneficial ownership of any shares held by Allied Capital Corporation. Mr. Russell’s address is c/o Allied Capital Corporation, 1919 Pennsylvania Avenue N.W., Suite 300, Washington, D.C. 20006.
(16)	Does not include shares owned by Camden II-A (see footnote 3) or shares owned by Camden II-B (see footnote 7), with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees

Two directors will be elected at the Meeting to serve until the third Annual Meeting following election and until their respective successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes properly cast in person or by proxy. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this Proxy Statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees.

Both of the nominees for election currently serve as directors, and have consented to continue to serve if elected.

The following table sets forth information as of November 20, 2003 with respect to the nominees and the continuing directors:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Nominees for a term expiring in 2006 (Class I Directors):

Eugene G. Monaco	75	Judge, Delaware County District Court (retired)	1995

Peter H. Havens	49	Chairman of Baldwin Management, LLC	1991

The Board of Directors recommends a vote FOR each of the nominees listed above.

Continuing Directors with a term expiring in 2004 (Class II Directors):

George H. Bernstein	42	Chief Executive Officer of the Company	2003

Daniel L. Russell	38	Principal, Private Finance Group, Allied Capital Corporation	2001

Continuing Directors with a term expiring in 2005 (Class III Directors):

Steven B. Fink	52	Vice Chairman, Knowledge Universe and Chief Executive Officer of Lawrence Investments, L.L.C.	2003

Joseph W. Harch	48	Chairman of Harch Capital Management and Financial Consultant to Knowledge Universe	2003

Continuing Director with a term expiring in 2006 (Unclassified Director):

David L. Warnock	45	Partner of Camden Partners Holdings, LLC	2003

The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

George H. Bernstein. Mr. Bernstein was named the Company’s Chief Executive Officer and Director in July 2003. Between 1997 and 2002, Mr. Bernstein was employed in various positions within divisions of Cole National Corporation. Between 2000 and 2002, Mr. Bernstein was President of Pearle Vision, Inc., an 840 unit operator and franchiser of optical retail stores. During parts of 1999 and 2000, Mr. Bernstein was Executive Vice President – Strategic Planning and President of Vision Operations for Cole Vision. Between 1997 and 1999, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. Mr. Bernstein earned a B.S. degree in Business Administration from Bucknell University, and a J.D. degree from Harvard Law School. Mr. Bernstein was named as a director pursuant to his employment agreement. See “Employment Agreements with Executive Officers.”

Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe, a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as non-executive Chairman of the Board of Spring Group plc, an information technology services company in the United Kingdom affiliated with Knowledge Universe, and a director of Nextera Enterprises and LeapFrog Enterprises, Inc. Mr. Fink also serves on the boards of directors of privately held companies, and he is a member of the board of trustees of Barnard College, Columbia University. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an L.L.M. from New York University. Mr. Fink was elected to the Board of Directors as the designee of KU Learning, L.L.C., the beneficial owner of 29.2% of the Common Stock, pursuant to the terms of the KU Board Agreement, as described under “Certain Relationships and Related Transactions.”

Joseph W. Harch. Since September 2002, Mr. Harch has been a financial consultant to Knowledge Universe and its affiliates. Prior to this position, Mr. Harch founded Harch Capital Management in 1991 and served as its President and Chairman during the period from June 1991 through 2002, where he was involved in financial consulting, investment strategy and portfolio management for its high yield fixed income and equity accounts. Mr. Harch currently serves as Chairman of Harch Capital Management. From 1990 to 1991, Mr. Harch was an investment banker with the firm of Donaldson Lufkin & Jenrette. From October 1988 through February 1990, Mr. Harch was the national High Yield Sales Manager at Drexel Burnham Lambert, where he managed its high yield sales force and syndication department. He graduated from California State University, Fullerton in 1975 with a B.A. in Finance and was a Certified Public Accountant before entering the securities industry. Mr. Harch was elected to the Board of Directors as the designee of KU Learning, L.L.C., the beneficial owner of 29.2% of the Common Stock, pursuant to the terms of the KU Board Agreement, as described under “Certain Relationships and Related Transactions.”

Peter H. Havens. Mr. Havens has been Chairman of Baldwin Management, LLC, an investment management concern, since July 1999. Previously, he was the Executive Vice President of Bryn Mawr Bank Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also chairman of the board of directors of Petroferm, Inc. and Lankenau Hospital Foundation, and a Trustee Emeritus of Ursinus College.

Eugene G. Monaco. Mr. Monaco has a J.D. from Temple Law School and M.S. in Mechanical Engineering from the University of Delaware and, from January 1, 1990 until his retirement in late 1995, served as a Judge for the Delaware County District Court. He also served as an Instructor in Kinematics and Dynamics at Drexel University, a Lecturer in child abuse at Penn State University and was the Chief Negotiator for the Rose Tree Media School Board. He also served as Assistant District Attorney in Media, Pennsylvania and Engineering Negotiator for Westinghouse Electric for 32 years.

Daniel L. Russell. Mr. Russell is a Principal in the Private Finance Group at Allied Capital Corporation. Prior to joining Allied Capital in 1998, Mr. Russell served in the financial services practice of KPMG Peat Marwick LLP from 1991 to 1998, including serving as a Senior Manager from 1996 to 1998. Mr. Russell is a director of The

Hillman Companies, Inc. Mr. Russell is a Certified Public Accountant. Mr. Russell serves on the Board of Directors as the designee of Allied Capital Corporation, the holder of all of the Series D Preferred Stock, a portion of the Series F Preferred Stock, and a $10,000,000 subordinated promissory note and warrants to acquire Common Stock pursuant to the terms of a June 1998 investment agreement entered into between the Company and Allied Capital Corporation. See “Certain Relationships and Related Transactions.”

David L. Warnock. Mr. Warnock is a founding Partner of Camden Partners Holdings, LLC (and its predecessor Cahill, Warnock & Company, LLC) an asset management firm established to make private equity investments. Prior to founding Camden Partners Holdings, LLC in 1995, Mr. Warnock had been employed from 1983 through 1995 at T. Rowe Price Associates. He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships. Mr. Warnock was also an Executive Vice President of the T. Rowe Price New Horizons Fund. He serves on the Board of Directors of Touchstone Applied Science Associates, a provider of manual and on-line testing, assessment and publications to the K-4 marketplace; Concorde Career Colleges, Inc., which operates vocational education colleges focused on a health care curriculum; Environmental Safeguards, an oil remediation company; Blue Rhino Corp., which provides branded products and services for retailers including branded propane cylinder tank exchange; QC Holdings, which operates in the consumer finance services market; CardSystems Solutions, Inc., a provider of end-to-end electronic payment-processing services; and Bridges Learning Systems, a provider of education services focused on children with learning disabilities. He is Chairman of the Boards of Directors of Calvert Education Services and of the Center for Fathers, Families and Workforce Development. He is also on the Board of Directors of the National Alliance to End Homelessness and the Calvert School. Mr. Warnock is a Chartered Financial Analyst. Mr. Warnock serves on the Board of Directors in an unclassified term as the designee of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P., the holders of all of the Series E Preferred Stock and a portion of the Series F Preferred Stock, pursuant to the terms of the June 2003 agreement pursuant to which Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. purchased an aggregate of 1,333,333 shares of Series E Preferred Stock. See “Certain Relationships and Related Transactions.”

Meetings of the Board of Directors and Committees

The Board of Directors of the Company held a total of 14 meetings during the fiscal year ended June 30, 2003 (“Fiscal 2003”), not including actions adopted by unanimous consent. During Fiscal 2003, each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board and Committees of the Board on which he served, held during the period for which he was a director or committee member, respectively.

The Board of Directors has a standing Audit Committee and a standing Compensation Committee. In addition, in Fiscal 2003, the Company had two separate special committees formed by the Board of Directors to evaluate, negotiate and enter into certain extraordinary transactions. The first special committee of the Board of Directors was formed to consider a leveraged buyout transaction, resulting in the proposed merger transaction with Socrates Acquisition Corporation. In order to eliminate any conflict of interest in evaluating, negotiating and recommending the acquisition proposal, this special committee was composed of three independent directors – Messrs. Havens (Chairman), Chambers and Monaco–who were neither officers nor employees of the Company, and who had no financial interest in the proposed transaction different from the Company’s stockholders generally. This special committee held 13 meetings during Fiscal 2003. The second special committee of the Board of Directors was formed to consider an equity infusion into the Company, and was composed of four directors – Messrs. A.J. Clegg, Frock, Havens and Monaco–who had no financial interest in the proposed transaction different from the Company’s stockholders generally. This special committee held two meetings during Fiscal 2003.

In Fiscal 2003, the Board of Directors also formed a special CEO search committee to guide the process of hiring a new CEO for the Company. Initially, this search committee was composed of three directors – Messrs. Russell (Chairman), Chambers and A.J. Clegg. In April 2003, Mr. Chambers stepped down from the Board, and Mr. Havens replaced Mr. Chambers on the CEO search committee. Thereafter, in June 2003, upon Mr. Warnock’s having been named to the Company’s Board, Mr. Warnock was also named to serve on this committee. The CEO search committee held five meetings during Fiscal 2003.

At the beginning of Fiscal 2003, the Audit Committee of the Board of Directors was comprised of three outside directors, Messrs. Chambers (Chairman), Havens and Russell. In April 2003, Mr. Chambers stepped down from the

Board, Mr. Monaco replaced Mr. Chambers on the Audit Committee, and Mr. Havens was named as the Chairman of the Audit Committee. The Audit Committee recommends the engagement of the Company’s independent accountants and is primarily responsible for approving the services performed by the Company’s independent accountants and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. See “Report of the Audit Committee.” The Audit Committee held seven meetings during Fiscal 2003.

The Company’s Board of Directors has determined that Mr. Havens qualifies as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC. An audit committee financial expert is a person who has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of said principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements of comparable breadth and complexity to the Company’s or experience supervising others who do, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. In addition, the Company’s Board of Directors has determined that each of Mr. Havens, Mr. Russell and Mr. Monaco is “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. (“NASD”) listing standards.

The Compensation Committee of the Company’s Board of Directors is comprised of three non-employee directors of the Company. At the beginning of Fiscal 2003, the Compensation Committee was comprised of Messrs. Russell (Chairman), Chambers and Monaco. In April 2003, Mr. Chambers stepped down from the Board, and in July 2003 Mr. Havens was named to the Compensation Committee to fill the vacancy created by Mr. Chambers’ resignation. The Compensation Committee reviews and recommends compensation and compensation changes for executive officers of the Company and administers the Company’s stock option and stock grant plans. The Compensation Committee met twice during Fiscal 2003. See “Report of the Compensation Committee.”

During Fiscal 2003, the Board at large served as the nominating committee. In September 2003, the Board of Directors also formed a nominating committee to guide the process of identifying nominees for board membership. This nominating committee is currently composed of three directors – Messrs. Fink, Russell and Warnock. This committee has not yet determined whether it will consider nominees recommended by security holders.

Compensation of Directors

At the beginning of Fiscal 2003, the Company paid directors an annual retainer of $10,000 (except directors who were also employees of the Company, who received $6,000), which retainer was paid quarterly, and paid members of committees of the Board of Directors $750 per meeting for each committee meeting attended. In addition, members of the Company’s special committee of the Board of Directors formed to consider the leveraged buyout transaction were paid a retainer in the amount of $15,000, and the Chair of that committee was paid a retainer in the amount of $25,000, such retainers in lieu of the foregoing policy of the Company for attendance of meetings of that committee. In February 2003, the foregoing payments to directors were modified, to provide that directors receive a quarterly retainer of $4,000, and a quarterly payment of $1,000 for each committee of the Board of Directors on which they serve, regardless of the number of meetings attended. In October 2003, the payments to directors were further modified, to provide that directors who are also employees of the Company receive a reduced quarterly retainer, in the amount of $2,000, with no payments being made for service on any committee. Non-employee directors are also eligible for reimbursement for their expenses incurred in attending Board and committee meetings in accordance with the Company’s policy. (Executive officers’ compensation reported in the Summary Compensation Table does not include any of the foregoing fees.)

The Company’s 1995 Stock Incentive Plan, as amended, provides that as of the date 90 days following the closing of each fiscal year that the Plan is in effect, each individual serving as a director of the Company who is not an officer or employee of the Company will be granted a nonqualified stock option to purchase 5,000 shares of Common Stock if the Company’s pre-tax income for such fiscal year increased at least 20% from the prior fiscal year and if the individual served as a director for the entire fiscal year then ended (or a proportionate lesser number of shares if the individual served as a director for less than the entire fiscal year). In Fiscal 2003, no shares were subject to annual grant, and, pursuant to the Plan, no director received an option to purchase any shares of Common Stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 2 on Proxy Card)

The Audit Committee of the Company’s Board of Directors has appointed BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent public accountants for the Company’s 2004 fiscal year, and has recommended that the stockholders vote for ratification of such appointment. A representative of BDO Seidman is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO Seidman as the Company’s independent public accountants. However, the Audit Committee is submitting the appointment of BDO Seidman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of BDO Seidman.

The Board of Directors recommends a vote FOR Proposal 2.

Change in Independent Public Accountants

On March 28, 2003, the Company, upon the recommendation and approval of its Audit Committee, dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s principal independent public accountants. On April 4, 2003, the Company engaged BDO Seidman to serve as the Company’s principal independent public accountants, effective immediately. The decision to dismiss PwC was recommended by the Audit Committee of the Company’s Board of Directors and approved by the Company’s Board of Directors.

In connection with the audits for the Company’s two most recent fiscal years ended June 30, 2002 and 2001 and the subsequent interim period through April 4, 2003, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years. During the Company’s fiscal years ended June 30, 2002 and 2001 and the subsequent interim period through April 4, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of PwC on the consolidated financial statements of the Company, as of and for the fiscal years ended June 30, 2002 and 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The foregoing disclosures were previously reported in Item 4 of the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2003. The Company provided PwC with a copy of the foregoing disclosures and requested that PwC furnish the Company with a letter addressed to the SEC stating that it agreed with such statements. A copy of such letter, dated April 1, 2003, was filed as Exhibit 16.1 to the Company’s Form 8-K dated April 4, 2003.

During the fiscal years ended June 30, 2002 and 2001 and through April 4, 2003, neither the Company nor anyone on its behalf consulted BDO Seidman regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any other matters or reportable events as set forth in Items 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

Audit and Related Fees

PwC served as the Company’s principal independent public accountants through March 28, 2003, and reviewed the Company’s quarterly financial statements for the first and second quarters of Fiscal 2003. BDO Seidman, the Company’s current principal independent public accountants, was engaged by the Company on April 4, 2003. Accordingly, the Company was billed for professional services rendered by each of PwC and BDO Seidman in Fiscal 2003.

The following table shows the aggregate fees billed to the Company by PwC for professional services rendered during Fiscal 2003 and the fiscal year ended June 30, 2002 (“Fiscal 2002”):

	Amount ($)
Description of Fees	Fiscal 2003	Fiscal 2002
Audit Fees	$21,500	$130,000

Audit-Related Fees	52,050	145,550

Tax Fees	20,000	114,450

All Other Fees

Total	$93,550	$390,000

The following table shows the aggregate fees billed to the Company by BDO Seidman for professional services rendered during Fiscal 2003 (BDO Seidman did not perform any professional services for the Company in Fiscal 2002):

Description of Fees	Amount ($) Fiscal 2003
Audit Fees	$144,966

Audit-Related Fees	9,500

Tax Fees	0

All Other Fees	0

Total	$154,466

Audit Fees

Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s quarterly reports.

Audit-Related Fees

Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audit services provided in connection with other statutory or regulatory filings.

Tax Fees

Represents fees related to tax audit and other tax advisory services, tax compliance and tax return preparation.

Financial Information Systems Design and Implementation Fees

The Company did not engage either PwC or BDO Seidman to provide, during Fiscal 2003, any services for the Company related to the design or implementation of the Company’s financial information systems, within the meaning of Rule 2-01(c)(4)(ii) of Regulation S-X.

The Audit Committee of the Company’s Board of Directors has determined that the provision of non-audit services by PwC and BDO Seidman, respectively, was compatible with maintaining that party’s independence during the period of time during which it acted as the Company’s principal independent public accountants, and concluded that such independence had been maintained.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the names, ages and positions held by all executive officers of NLCI as of November 20, 2003:

Name	Age	Position
George H. Bernstein	42	Chief Executive Officer; Director

Edward H. Chambers	66	Interim Chief Financial Officer

Kathy E. Herman	41	Vice President and General Counsel

Jeanne Marie Welsko	48	Vice President, Human Resources

Gary V. Lea	49	Vice President - Southern Operations

Kimberly D. Pablo	40	Vice President - Western Operations

Kathleen L. Willard	54	Vice President - Northern Operations

The following description contains certain information concerning the foregoing persons, except for Mr. Bernstein, as to whom information is found on page 13:

Edward H. Chambers. Since May 2003, Mr. Chambers has served, in his capacity as a consultant to the Company, as its Interim Chief Financial Officer. From the beginning of 2003, Mr. Chambers has been a principal with The Chambers Group, LLC, a consulting firm specializing in business planning. Mr. Chambers served as Executive Vice President – Finance and Administration of Wawa, Inc. from March 1988 to December 2002. During the period April 1984 through March 1988, he served as President and Chief Executive Officer, and as a director, of Northern Lites, Ltd., an owner and operator of quick-service restaurants operating pursuant to a franchise from D’Lites of America, Inc. From 1982 to July 1984, Mr. Chambers was President – Retail Operations of Kentucky Fried Chicken Corp., a franchiser of quick-service restaurants. He is also a director of Riddle Memorial Hospital. Mr. Chambers served as a director of NLCI from 1988 to 2003.

Kathy E. Herman. Ms. Herman joined the Company in June 2001 as its General Counsel, and was named Vice President and General Counsel in July 2003. Ms. Herman was previously with IBAH, Inc., where she served as its General Counsel, Secretary and Vice President, Quality Assurance from 1998 through 1999, and as its Corporate Counsel – International and Pharmaceutics Divisions from 1997 through 1998. Prior to joining IBAH, Ms. Herman was engaged in the private practice of law with a number of law firms, most recently with Drinker Biddle & Reath LLP, where she served in the corporate and securities group from 1995 to 1997. Ms. Herman has a B.A. in political science from Ursinus College and a J.D. from the University of Pittsburgh School of Law.

Jeanne Marie Welsko. Ms. Welsko joined the Company as its Vice President, Human Resources in September 2003. Between November 2000 and July 2003, Ms. Welsko served as a Human Resources consultant to Alignis, Inc. Prior to this period, she was the Vice President of Human Resources for Nova Care, Inc. from February 1999 through January 2000. From September 1996 through January 1999, Ms. Welsko was the Vice President of Human Resources for Valley Forge Dental Associates, Inc. Ms. Welsko earned her B.A. from Bloomsburg University and her M.S. degree from Villanova University.

Gary V. Lea. Mr. Lea was appointed the Company’s Vice President—Southern Operations in June 2001. Mr. Lea joined the Company in January of 2000 as Executive Director. Mr. Lea was formerly with KinderCare Learning Centers, Inc. from July 1988 through August of 1996, as a Regional Vice President covering 11 states and 150 schools. He has also had extensive experience in the restaurant and service industry. He was formerly the Director of Operations with Boston Market for a large southwest territory. Mr. Lea attended Southwest Missouri State University where he earned a B.S. in Business and Psychology. In February 2001, Mr. Lea filed for Chapter 7 bankruptcy protection in the U.S. Bankruptcy Court for the District of Nevada, with respect to which a discharge was filed in June 2001.

Kimberly D. Pablo. Ms. Pablo has been with the Company since it acquired Merryhill Schools in 1989. She ran one of the Company’s three largest schools for approximately four years as a principal, during which time enrollment grew at that school from 150 students to 250 students. In 1997 Ms. Pablo was promoted to one of two District Managers, and ran a successful district of 13 elementary, middle and preschools. In 1999, she was promoted to Vice President – Western Operations. Ms. Pablo graduated with a B.A. from Humboldt State University and received her Masters Degree in Organizational Management in 1999.

Kathleen L. Willard. Ms. Willard was named the Company’s Vice President – Northern Operations in December 1999. Between January 1997 and December of 1999, Ms. Willard was the Executive Director for the Company’s Florida district schools. From 1985 to 1997, prior to the Company’s acquisition of schools in Florida, Ms. Willard served as a school administrator with Another Generation Preschools (a privately held preschool company in the Ft. Lauderdale area).

COMPENSATION TABLES

The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company’s Chief Executive Officer and its four other most highly compensated executive officers (based on total annual salary and bonus for Fiscal 2003) (the “Named Executive Officers”). The compensation summarized in this table does not include either medical or other plan benefits that are available generally to all of the Company’s salaried employees, or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the executive officer’s salary and bonus, as permitted by the rules of the SEC.

Summary Compensation Table

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation(1)		Securities Underlying Options/SARs	All Other Compensation(2)
A.J. Clegg (3) Chairman, President and Chief Executive Officer	2003 2002 2001	$335,176 329,648 316,154	$198,110 80,644 144,639	(4) (5) (6)		— — —	— — —		$7,327 4,709 6,552

John R. Frock (7) Vice Chairman – Corporate Development	2003 2002 2001	$189,000 180,869 145,846	— — —		$	— — 15,989	— — —		$1,882 1,529 1,287

Robert E. Zobel (8) Vice Chairman – Corporate Affairs and Chief Financial Officer	2003 2002 2001	$222,039 35,385 —	— — —			$28,898 — —	— 65,000 —		$34,500 — —

D.Scott Clegg (9) Vice Chairman, President and Chief Operating Officer	2003 2002 2001	$200,000 76,923 —	— — —			$22,096 8,066 —	— 65,000 —	$	— 50,000 —

Dr. Lynn A. Fontana (10) Chief Education Officer and Executive Vice President –Education	2003 2002 2001	$131,000 126,040 113,960	— — —			$24,736 23,575 22,869	— — —	$	— — 381

(1)	The amounts reported for Mr. Frock in Fiscal 2001 include $7,800 for automobile expenses and $6,826 for health insurance. The amounts reported for Mr. Zobel in Fiscal 2003 include $6,600 for automobile expense, $5,318 for health insurance, and $15,279 for loan forgiveness for relocation or moving expenses, pursuant to the terms of an agreement entered into by the Company prior to July 30, 2002. The amounts reported for Mr. D. Scott Clegg include $7,200 and $3,000 for automobile expense in Fiscal 2003 and 2002, respectively; $2,092 and $182 for health insurance in Fiscal 2003 and 2002, respectively; and $11,666 and $4,861 for loan forgiveness for relocation or moving expenses in Fiscal 2003 and 2002, respectively, pursuant to the terms of an agreement entered into by the Company prior to July 30, 2002. The amounts reported for Dr. Fontana include $6,000 for automobile expenses in each of Fiscal 2003, 2002 and 2001; $6,381, $6,027 and $7,106 for health insurance in Fiscal 2003, 2002 and 2001, respectively; and $9,362 for loan forgiveness for relocation or moving expenses in each of Fiscal 2003, 2002 and 2001, respectively, pursuant to the terms of an agreement entered into by the Company prior to July 30, 2002. Perquisites and other personal benefits for Messrs. A.J. Clegg for all years, Mr. Frock in Fiscal 2003 and 2002 and Mr. Zobel in Fiscal 2002 did not exceed 10% of such executive officer’s salary and bonus and accordingly have been omitted from the table as permitted by the rules of the SEC.
(2)

The amounts reported for Messrs. A.J. Clegg and Frock for all years and Dr. Fontana in Fiscal 2001 consist solely of payments in respect of life insurance. The amount reported for Mr. Zobel consists solely of consulting fees paid to Mr. Zobel subsequent to his resignation of employment. The amount reported for Mr. D. Scott Clegg consists solely of consulting fees paid to Mr. D. Scott Clegg immediately preceding his employment with the Company.

(3)	Mr. A.J. Clegg resigned as the Company’s Chief Executive Officer effective July 10, 2003, but thereafter began serving as a consultant to the Company, which consultant capacity will continue until July 10, 2008.
(4)	Includes voluntarily deferred payment of $56,689 described in footnote 5.
(5)	Payment date for $80,644 of bonus payable under Mr. A.J. Clegg’s Special Incentive Agreement was accelerated by the compensation committee of the Company’s Board of Directors from November 20, 2001 to August 19, 2001 in connection with his exercise of warrants to purchase shares of Common Stock. Mr. A.J. Clegg voluntarily deferred payment to him of the remaining $56,689 of his bonus.
(6)	Includes $7,306 of interest accrued from November 20, 2000, the date bonus payment was due, until June 22, 2001, the date bonus payment was actually made.
(7)	Mr. Frock resigned as the Company’s Vice Chairman –Corporate Development effective August 28, 2003, but thereafter began serving as a consultant to the Company, which consultant capacity will continue until August 28, 2008.
(8)	Mr. Zobel joined the Company in April 2002 and resigned as the Company’s Vice Chairman – Corporate Affairs and Chief Financial Officer effective May 23, 2003, but thereafter began providing consulting services for the Company, which services continued until October 17, 2003.
(9)	Mr. D. Scott Clegg joined the Company in February 2002 and resigned as the Company’s Vice Chairman, President and Chief Operating Officer effective October 31, 2003, but thereafter began providing consulting services for the Company, which services will continue until April 30, 2004.
(10)	Dr. Fontana resigned as the Company’s Chief Education Officer and Executive Vice President – Education effective June 27, 2003.

Options/Stock Appreciation Rights Granted in Fiscal 2003

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (3)
Name of Executive	Number of Securities Underlying Option/SARs Granted (1)	% of Total Options/SARs Granted to all Employees in Fiscal 2003 (2)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
A.J. Clegg	0	0.00%	n/a	n/a	$0	$0
John R. Frock	0	0.00%	n/a	n/a	$0	$0
Robert E. Zobel	0	0.00%	n/a	n/a	$0	$0
D. Scott Clegg	0	0.00%	n/a	n/a	$0	$0
Dr. Lynn A. Fontana	0	0.00%	n/a	n/a	$0	$0

(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.
(2)	During Fiscal 2003, the Company granted to employees no options to purchase shares of Common Stock.
(3)	The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for termination of an option following termination of employment, nontransferability, or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the Common Stock.

Aggregated Option/Stock Appreciation Rights Exercised in Fiscal 2003 and Value of Options at June 30, 2003

	Exercised in Fiscal 2003		Number of Unexercised Options at June 30, 2003		Value of Unexercised In-the-Money Options at June 30, 2003
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Un- exercisable	Exercisable	Un- exercisable
A.J. Clegg	0	0	275,000	0	$0	$0
John R. Frock	0	0	92,682	0	$0	$0
Robert E. Zobel	0	0	28,228	43,333	$0	$0
D. Scott Clegg	0	0	21,667	43,333	$0	$0
Dr. Lynn A. Fontana	0	0	5,000	0	$0	$0

None of the above named executive officers held any stock appreciation rights at June 30, 2003.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Company’s equity compensation plans as of June 30, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	639,843	7,250	737,167

Equity compensation plans not approved by security holders	100,000	8,363	—

Total:	739,843	7,401	737,167

Options issued outside of the stockholder-approved plans have been issued with features substantially similar to those of the stockholder-approved plans.

Executive Severance Plan

In March 1997, the Company adopted an Executive Severance Pay Plan (the “Severance Pay Plan”). The Severance Pay Plan covered certain officers and key executives of the Company and such other additional employees or positions as determined by written resolution of the Board from time to time (collectively, the “Eligible Executives”). None of the Named Executive Officers are currently covered under the Severance Pay Plan. Under the Severance Pay Plan, if the employment of an executive officer covered by the Severance Pay Plan (collectively, the “Eligible Executives”) terminates following a Change in Control (as defined in the Severance Pay Plan) of the Company, under specified circumstances, the Eligible Executive will be entitled to receive the severance benefit specified in the Severance Pay Plan. The amount payable to an Eligible Executive would equal (a) the Eligible Executive’s salary for a period of months equal to six plus the number of years of service of the Eligible

Executive as of the date of termination (or two times the number of years of service, if he or she has completed at least three years of service as of the termination date), subject to a maximum of 35.99 months’ pay, plus (b) the bonus which would have been payable to the Eligible Executive for the year in which employment was terminated pro rated based on the number of months of employment in the year of termination. In December 2001, the Severance Pay Plan was amended to remove a provision which would have given Eligible Executives the right to receive benefits under the Severance Pay Plan by terminating their employment voluntarily, for any reason, within one month following the date of a Change of Control.

Senior Executive Severance Plan

In February 2000, the Company adopted a Senior Executive Severance Pay Plan (the “Executive Severance Pay Plan”), which replaced the Severance Pay Plan for certain of the Company’s executive officers. None of the Named Executive Officers are currently covered under the Executive Severance Pay Plan. Under the Executive Severance Pay Plan, if the employment of an executive officer covered by the Executive Severance Pay Plan (collectively, the “Eligible Senior Executives”) terminates following a Change in Control (as defined therein) of the Company, under specified circumstances, the Eligible Senior Executive will be entitled to receive the severance benefit specified in the Executive Severance Pay Plan. The amount payable to an Eligible Senior Executive would equal (a) the Eligible Senior Executive’s salary for a period of months equal to (i) twelve plus the number of years of service of the Eligible Senior Executive as of the date of termination, if he or she has completed less than three years of services, (ii) twelve plus two times the number of years of service, if he or she has completed three or four years of service, or (iii) twelve plus 2.99 times the number of years of service, if he has completed at least five years of service; but in no event more 35.99 months, plus (b) the bonus which would have been payable to the Eligible Senior Executive for the year in which employment was terminated pro rated based on the number of months of employment in the year of termination. In December 2001, the Executive Severance Pay Plan was amended to remove a provision that would have given Eligible Senior Executives the right to receive benefits under the Executive Severance Pay Plan by terminating their employment voluntarily, for any reason, within one month following the date of a Change in Control.

Employment Agreements with Executive Officers

George H. Bernstein – Chief Executive Officer

In July 2003, George Bernstein became the Company’s Chief Executive Officer. Mr. Bernstein entered into a two-year employment agreement with the Company, dated as of July 24, 2003 (the “Bernstein Employment Agreement”), that provides for, among other things, an annual base salary of $333,300, and an annual bonus of up to 125% of his base salary for achieving business plan targets. In addition, if, during his employment period, the price of the Common Stock as reported on the Nasdaq National Market closes above $15.00 per share (subject to adjustment for any stock split, combination, reclassification or other similar event), for any 20 trading days within a period of 30 days, Mr. Bernstein will receive a grant of 25,000 shares of Common Stock. Pursuant to the Bernstein Employment Agreement, on his first day of employment, the Company granted Mr. Bernstein options to purchase 100,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. Bernstein with an $8,400 per year car allowance, term life insurance in the amount of $333,300 for his benefit, and other benefits provided to the Company’s senior executives. Further, the Company agreed to reimburse Mr. Bernstein, up to an aggregate of $75,000, for legal fees incurred by him in reviewing and negotiating his employment agreement (in an amount not to exceed $5,000), and moving expenses, real estate commissions and customary closing costs related to the sale of his primary residence, temporary housing, storage and travel expenses in connection with his relocation to the West Chester, Pennsylvania area, plus an additional amount equal to the state and federal income taxes imposed thereon. In addition, Mr. Bernstein agreed not to compete against the Company during the term of his employment and for a period of two years thereafter.

Pursuant to the terms of the Bernstein Employment Agreement, if Mr. Bernstein’s employment is terminated by the Company within six months following any “Change of Control” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, until the later to occur of the end of the term of his employment period, or the date which is 18 months from the date of termination. If Mr. Bernstein’s employment is terminated by the Company other than following a Change of Control, or by Mr. Bernstein for “Good Reason” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination.

Other Agreements with Executive Officers

On April 29, 2002, the Company named Robert E. Zobel its Vice Chairman—Corporate Affairs and Chief Financial Officer. In connection with his employment, the Company advanced to Mr. Zobel the sum of $50,000 for relocation expenses (the “Zobel Relocation Allowance”). Each month during Mr. Zobel’s employment, the Company forgave 1/36 of the principal amount and associated interest of the Zobel Relocation Allowance.

The Company entered into a certain Separation Agreement and Mutual Release with Mr. Zobel dated April 28, 2003 (the “Zobel Separation Agreement”). Pursuant to the Zobel Separation Agreement, Mr. Zobel’s employment with the Company terminated on May 23, 2003, and he agreed to continue to serve the Company as a consultant through October 10, 2003 (the “Zobel Consulting Period”). The Agreement provided for Mr. Zobel to continue to receive, on a bi-weekly basis for a period of six months, that amount which Mr. Zobel would have received as his base salary had he still been employed by the Company, less the principal amount and interest of the Zobel Relocation Allowance, which the Company agreed to continue to forgive during each month of the Zobel Consulting Period. In addition, Mr. Zobel received a lump sum payment equal to the number of days of vacation which had accrued but were unused, multiplied by his prorated daily compensation. Pursuant to the Zobel Separation Agreement, Mr. Zobel also agreed not to compete against the Company for a period of two years following his separation with the Company.

The Company entered into a three-year employment agreement with Dr. Lynn Fontana upon her commencement of employment in August 1999. Dr. Fontana’s annual base salary was $110,000 and she was eligible for an annual bonus according to a bonus plan established by the Company annually. The Company also agreed to provide Dr. Fontana with a $6,000 per year car allowance and loaned to Dr. Fontana the sum of $25,000 for relocation expenses, accruing interest at a rate of 8% per annum. On each anniversary date during Dr. Fontana’s employment, the Company forgave 1/3 of the principal amount and associated interest of this loan. In connection with her employment agreement, on her first day of employment, the Company granted Dr. Fontana options to purchase 5,000 shares of Common Stock, vesting over a three-year period.

On February 3, 2000, the Company and Dr. Fontana amended her employment agreement to provide that the loan to Dr. Fontana for moving expenses would be forgiven if her employment with the Company was terminated due to a Change in Control (as defined in her employment agreement).

On June 27, 2003, Dr. Fontana resigned her employment with the Company. In connection with such resignation, Dr. Fontana and the Company entered into a Separation Agreement, dated as of June 23, 2003, addressing certain post-separation issues but pursuant to which Dr. Fontana received no additional compensation following her resignation.

In February 2002, D. Scott Clegg became the Company’s Vice Chairman, President and Chief Operating Officer. Mr. D. Scott Clegg entered into a three-year employment agreement with the Company, effective March 2002, that provided for, among other things, an annual base salary of $200,000, and an annual bonus of up to 100% of his base salary for achieving business plan targets. In connection with this employment agreement, the Company granted Mr. D. Scott Clegg options to purchase 65,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. D. Scott Clegg with a $7,200 per year car allowance, term life insurance in the amount of $200,000 for his benefit, and other benefits provided to the Company’s senior executives. Further, upon commencement of his employment, the Company advanced to Mr. D. Scott Clegg the sum of $35,000 for relocation expenses (the “D. Scott Clegg Relocation Allowance”). Each month during Mr. D. Scott Clegg’s employment, the Company forgave 1/36 of the principal amount and associated interest of the D. Scott Clegg Relocation Allowance. In addition, Mr. D. Scott Clegg agreed not to compete against the Company during the term of his employment and for a period of two years thereafter.

The Company entered into a certain Separation Agreement and General Release with Mr. D. Scott Clegg dated October 15, 2003 (the “D. Scott Clegg Separation Agreement”). Pursuant to the D. Scott Clegg Separation Agreement, Mr. D. Scott Clegg’s employment with the Company terminated on October 31, 2003, and he agreed to continue to serve the Company as a consultant through April 30, 2004 (the “Salary Continuation Period”). The

D. Scott Clegg Separation Agreement provided for Mr. D. Scott Clegg to continue to receive, on a bi-weekly basis for a period of six months, that amount which he would have received as his base salary had he still been employed by the Company. The Company agreed to continue to forgive, during each month of the Salary Continuation Period, the remaining principal and interest on the sum of $35,000 previously paid to him for relocation expenses. Mr. D. Scott Clegg agreed to 20 consulting days at an additional $1,000 per day, first to be used to offset any remaining relocation loan balance, with any additional sums to be paid in cash. In addition, Mr. D. Scott Clegg received a lump sum payment equal to the number of days of vacation which had accrued but were unused, multiplied by his prorated daily compensation. Pursuant to the D. Scott Clegg Separation Agreement, Mr. D. Scott Clegg also agreed not to compete against the Company for a period of 18 months following his separation with the Company.

The Company entered into a Special Incentive Agreement with Mr. A.J. Clegg (who was then the Company’s Chairman and Chief Executive Officer) as of November 20, 1999. That agreement provided that on each of the first, second and third anniversaries of the date of such agreement, if Mr. A.J. Clegg was then employed by the Company, the Company would pay him an incentive payment in the amount of $137,333. Such agreement also provided that within 30 days of the occurrence of any Change in Control (as defined in the agreement) during such time, the Company would pay to Mr. A.J. Clegg any such incentive payments which had not yet been paid (in lieu of making payment on the applicable anniversary date).

The Company and Mr. Frock were parties to a Noncompete Agreement, dated as of March 11, 1997, which provided that the Company would make a payment to Mr. Frock of $255,000 following his termination for any reason (including, without limitation, resignation) if, within 30 days of his termination date, Mr. Frock delivered a letter to the Company agreeing not to engage in specified activities in competition with the Company for four years. On August 28, 2003, Mr. Frock resigned his employment with the Company, and delivered such a letter to the Company. Accordingly, the Company has made the payment to Mr. Frock required under the terms of this agreement.

The Company and Mr. Frock were also parties to a Contingent Severance Agreement which provided that if Mr. Frock’s employment was terminated because (i) the Company terminated Mr. Frock’s employment without Cause (as defined in the agreement), or (ii) Mr. Frock resigned following a Change in Control (as defined in the agreement), within 20 days following the date of termination, the Company would make a severance payment to Mr. Frock. Because Mr. Frock resigned his employment with the Company in the absence of a Change of Control, no payments were required to be made to Mr. Frock under the terms of this agreement, which is now of no further force or effect.

On August 29, 2001, the Company entered into Employment and Termination Agreements with each of Mr. A.J. Clegg and Mr. Frock. These agreements provided, as to each of these executives, that if the Company terminated the executive’s employment other than for cause or his death or disability, the Company would pay to that executive, as severance, an amount equal to 2.99 times his average earnings for the five full calendar years preceding such termination. In addition, upon such termination, the Company would continue to provide, at its cost, family health insurance coverage to the executive and his spouse for the remainder of their lives or, in the event that the Company was unable under its then-current group health insurance plan to provide such family health insurance coverage, the Company would reimburse the executive and his spouse up to $24,000 per year for the cost of obtaining similar health insurance coverage. Upon such termination, the Company would also provide the executive with two full, annual scholarships per year for life to the Company school of his choice.

In the Employment and Termination Agreements, each executive also agreed not to compete with the Company for a period of three years following termination of his employment, in exchange for which the Company would, for each such year, pay to Mr. A.J. Clegg the sum of $100,000 and to Mr. Frock the sum of $50,000. In the event that the executive voluntarily terminated his employment with the Company, the Company agreed to provide the executive with a five-year consulting contract, for which Mr. A.J. Clegg would be paid not less than $200,000 per year and Mr. Frock not less than $100,000 per year and which would provide each executive with the health insurance and scholarships described above. Finally, the Company agreed to provide Mr. A.J. Clegg with a life insurance policy with a benefit of $640,000 and Mr. Frock with a life insurance policy with a benefit of $360,000.

Upon Mr. A.J. Clegg’s voluntary termination of his employment in July 2003, the Company, Mr. A.J. Clegg and Tuscan Business Solutions, Inc. (an entity owned and controlled by Mr. A.J. Clegg) entered into a consulting agreement, as required by Mr. A.J. Clegg’s Employment and Termination Agreement, pursuant to which Tuscan

Business Solutions agreed, for a term of five years, to provide up to 10 hours of consulting services each month for the Company, for which Tuscan Business Solutions will be paid $200,000 per year. In addition, such consulting agreement provides Mr. A.J. Clegg with the health insurance and scholarships described above.

Upon Mr. Frock’s voluntary termination of his employment in August 2003, the Company and Mr. Frock entered into a consulting agreement, as required by Mr. Frock’s Employment and Termination Agreement, pursuant to which Mr. Frock agreed, for a term of five years, to provide up to 10 hours of consulting services each month for the Company, for which Mr. Frock will be paid $100,000 per year. In addition, such consulting agreement provides Mr. Frock with the health insurance and scholarships described above.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Company’s Compensation Committee is comprised of three non-employee directors of the Company. At the beginning of Fiscal 2003, the Company’s Compensation Committee was comprised of Messrs. Russell (Chairman), Chambers and Monaco. In April 2003, Mr. Chambers stepped down from the Board, and in July 2003 Mr. Havens was named to the Compensation Committee to fill the vacancy created by Mr. Chambers’ resignation.

At least annually, the Compensation Committee reviews the compensation levels of the Company’s executive officers and certain other key employees and makes recommendations to the Board of Directors regarding compensation of such persons. In general, the Compensation Committee endeavors to base the compensation of the executive officers on individual performance, performance against established financial goals based on the Company’s strategic plan, and comparative compensation paid to executives of direct competitors and other educational companies of like size and stature.

In Fiscal 2003, the Compensation Committee’s review of compensation, other than that of the Chairman and Chief Executive Officer, was based on the recommendations of the Company’s internal compensation committee, which consisted of Mr. A.J. Clegg (Chairman and Chief Executive Officer) and Mr. Frock (Vice Chairman – Corporate Development). Executive officers’ compensation generally consisted of base salary (which comprised a significant portion of total compensation), bonus (which was based on the Company’s performance and/or specific goals), fringe benefits and discretionary grants of stock options. All executive officers are reviewed annually for performance. Salary changes, if any, are effective in October of each year. Bonuses, if earned, are distributed after the results of the audit of the financial statements have been verified. Due to a freeze on salary increases imposed in October 2002, there were no increases in the salaries of executive officers in Fiscal 2003.

The Chairman and Chief Executive Officer’s compensation for Fiscal 2003 included an annual base salary of $333,300, a bonus plan based on the Company’s net income as compared to the annual plan submitted to and approved by the Board of Directors in June 2002 and the Compensation Committee’s subjective evaluation of the Company’s and the Chief Executive Officer’s performance, and customary fringe benefits. Mr. A.J. Clegg’s salary reflected no increase over the prior period. In November 1999, in order to provide additional incentive to Mr. A.J. Clegg, the Compensation Committee approved a Special Incentive Agreement with Mr. A.J. Clegg which provided that on each of the first, second and third anniversaries of the date of such agreement, if employed by the Company on such anniversary date, Mr. A.J. Clegg would receive an incentive payment (apart from any other compensation) in the amount of $137,333.

In August 2001, in order to provide additional incentive to Messrs. A.J. Clegg and Frock, the Compensation Committee approved Employment and Termination Agreements with each of Mr. A.J. Clegg and Mr. Frock. These agreements provided, as to each of these executives, that if the Company terminated the executive’s employment other than for cause or his death or disability, the Company would pay to that executive, as severance, an amount equal to 2.99 times his average earnings for the five full calendar years preceding such termination. In addition, upon such termination, the Company would continue to provide, at its cost, family health insurance coverage to the executive and his spouse for the remainder of their lives or, in the event that the Company is unable under its then-current group health insurance plan to provide such family health insurance coverage, the Company would reimburse the executive and his spouse up to $24,000 per year for the cost of obtaining similar health insurance coverage. Upon such termination, the Company would also provide the executive with two full, annual scholarships per year for life to the Company school of his choice.

In the Employment and Termination Agreements, each executive also agreed not to compete with the Company for a period of three years following termination of his employment, in exchange for which the Company would, for each such year, pay to Mr. A.J. Clegg the sum of $100,000 and to Mr. Frock the sum of $50,000. In the event that the executive voluntarily terminated his employment with the Company, the Company agreed to provide the executive with a five-year consulting contract, for which Mr. A.J. Clegg would be paid not less than $200,000 per year and Mr. Frock not less than $100,000 per year and which would provide each executive with the health insurance and scholarships described above. Finally, the Company agreed to provide Mr. A.J. Clegg with a life insurance policy with a benefit of $640,000 and Mr. Frock with a life insurance policy with a benefit of $360,000.

In Fiscal 2003, the bonus plan of each executive officer included a formula component, providing a bonus of up to 125% of base salary based on the Company’s performance as compared to the Company’s Business Plan. Based on such formula, no executive officer received a bonus. Further, at the discretion of the Company’s internal executive committee and the Compensation Committee together, bonuses could be awarded based on accomplishments of individual goals, which is in addition to the bonus percentage awarded under the formula component, up to a maximum total bonus (together with the formula-based component) of 125% of base salary. No discretionary bonuses were approved.

COMPENSATION COMMITTEE
Mr. Daniel L. Russell (Chairman)
Mr. Peter H. Havens
Mr. Eugene G. Monaco

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership And Role Of The Audit Committee

At the beginning of Fiscal 2003, the Audit Committee of the Board of Directors (the “Audit Committee”) was comprised of three outside directors, Messrs. Chambers (Chairman), Havens and Russell, appointed by the Board of Directors. In April 2003, Mr. Chambers stepped down from the Board, Mr. Monaco replaced Mr. Chambers on the Audit Committee, and Mr. Havens was named as the Chairman of the Audit Committee. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors.

Review of The Company’s Audited Financial Statements For Fiscal 2003

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2003 with the Company’s management. The Audit Committee has discussed with BDO Seidman, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BDO Seidman relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with BDO Seidman the independence of that firm. The Audit Committee has determined that the provision of non-audit services by BDO Seidman is compatible with maintaining BDO Seidman’s independence.

Based on the Audit Committee’s reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2003, for filing with the SEC.

AUDIT COMMITTEE
Mr. Peter H. Havens (Chairman)
Mr. Eugene G. Monaco
Mr. Daniel L. Russell

STOCK PERFORMANCE

The following line graph compares the cumulative total stockholder return on the Common Stock with the total return of the Nasdaq Stock Market (U.S. Companies) and an index of peer group companies for the period June 30, 1998 through June 30, 2003 as calculated by the Center for Research in Security Prices. The graph assume that the value of the investment in the Common Stock and each index was $100 at June 30, 1998 and that all dividends paid by the companies included in the indexes were reinvested.

Legend

Symbol	CRSP Total Returns Index for:	06/1998	06/1999	06/2000	06/2001	06/2002	06/2003
■	Nobel Learning Communities	100.0	55.6	87.5	84.1	64.3	40.8
*	Nasdaq Stock Market (US Companies)	100.0	143.7	212.4	115.5	78.7	87.3
é	Self-Determined Peer Group	100.0	88.2	73.7	117.5	90.5	102.7

Companies in the Self-Determined Peer Group
BRIGHT HORIZONS FAMILY SOL INC	CHILDTIME LEARNING CENTERS INC
DEVRY INC DEL	I T T EDUCATIONAL SERVICES INC
SYLVAN LEARNING SYSTEMS INC	TESSERACT GROUP INC

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.0 on 06/30/1998.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

©Copyright 2003

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms (“Forms 3, 4, and 5”) that they file. To the Company’s knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons as to all transactions in the Company’s securities effected by such persons during the period from July 1, 2002 through June 30, 2003, all officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 1998, the Company issued a $10,000,000 10% senior subordinated note (the “Allied Note”) to Allied Capital Corporation, of which Daniel L. Russell, a director of the Company, is a Principal. Payments on the Allied Note are subordinate to the Company’s senior bank debt. In connection with the financing transaction, the Company also issued to Allied Capital Corporation warrants to acquire 531,255 shares of Common Stock and granted to Allied Capital Corporation certain rights to require the Company to register the resale by the holder of Common Stock issuable upon exercise of the warrants under the Securities Act of 1933.

In May 2001, the Company amended the Allied Note. Under the original Allied Note, interest accrued at the rate of 10% until the Note had been repaid. The amendments provide that interest accrued at the rate of 10% until October 31, 2001; and would accrue at the rate of 12% from November 1, 2001 through June 30, 2005 and at the rate of 13% from July 1, 2005 until the Note has been repaid. In connection with the modification of the Allied Note, the Company paid to Allied Capital Corporation a fee of $150,000. The entire principal of the Allied Note is currently outstanding.

In June 2001, the Company sold a school property in Manalapan, New Jersey, to Mr. A.J. Clegg and his wife, Stephanie Clegg, d/b/a Tiffany Leasing, a Pennsylvania sole proprietorship, in a transaction approved by the Board of Directors. The purchase price for the property was $3,857,000, based on the appraised value of the property as determined by an independent third party appraiser. Simultaneously with the closing of the sale, the Company leased the property back from Tiffany Leasing under a 20-year lease, with an initial annual rent of approximately $450,000 per year. The lease is a triple net lease, pursuant to which the Company is responsible for all costs of the property, including maintenance, taxes and insurance. The Company also has two 5-year options to renew the lease at the end of the original lease term. Apart from increasing the length of the original lease term, the terms and conditions of the purchase and lease are substantially the same as the final terms and conditions previously negotiated by the Company with a disinterested third party which had been interested in buying and leasing the property, but which did not ultimately consummate the transaction for reasons unrelated to the Company or the proposed terms.

On March 12, 2003, KU, Knowledge Universe Learning Group, L.L.C., Knowledge Universe II LLC, Steven B. Fink, Joseph Harch, the Company and A.J. Clegg entered into an Agreement Regarding Board of Directors and Amendment of Rights Agreement (the “KU Board Agreement”). Pursuant to the KU Board Agreement, the Company agreed to nominate Messrs. Fink and Harch, as representatives of KU, for election to the Company’s Board of Directors at its Annual Meeting of Stockholders held on April 2, 2003. Also pursuant to that agreement, the Company amended its Rights Agreement to provide that KU and/or its designees could acquire up to an additional 10% of the Company’s capital stock; provided that on or before May 1, 2003, KU and/or its designees provided a loan to the Company in an aggregate amount not to exceed $5.0 million. Upon execution of the loan, the Company would issue and deliver to KU and/or its designees warrants to purchase 250,000 shares of Common Stock. No such loan was provided by KU and/or its designees on or before May 1, 2003.

On June 17, 2003, the Company issued an aggregate of 1,333,333 shares of its Series E Preferred Stock, $.001 par value, in exchange for an investment of $6,000,000 pursuant to a Series E Convertible Preferred Stock Purchase Agreement dated as of June 17, 2003 by and among the Company, Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P.

On September 9, 2003, the Company issued an aggregate of 588,236 shares of its Series F Preferred Stock, $.001 par value, in exchange for an investment of $3,000,000 pursuant to a Series F Convertible Preferred Stock

Purchase Agreement dated as of September 9, 2003 by and among the Company, Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P., Allied Capital Corporation, Mollusk Holdings, L.L.C. and Blesbok, LLC. A special committee of the Board of Directors, composed entirely of independent and disinterested directors, was formed to examine, evaluate and approve the transaction, with the authority to reject any transaction which it determined that it could not favorably recommend to the Board of Directors. The equity transaction was done on substantially the same terms and conditions previously negotiated by the Company with a disinterested third party which had been interested in investing, but which did not ultimately consummate the transaction due to its perception that the pricing of the Series F Preferred Stock was too high.

The Company and Mr. Frock were parties to a Noncompete Agreement, dated as of March 11, 1997, which provided that the Company would make a payment to Mr. Frock of $255,000 following his termination for any reason (including, without limitation, resignation) if, within 30 days of his termination date, Mr. Frock delivered a letter to the Company agreeing not to engage in specified activities in competition with the Company for four years. On August 28, 2003, Mr. Frock resigned his employment with the Company, and delivered such a letter to the Company. Accordingly, the Company has made the payment to Mr. Frock required under the terms of this agreement.

Upon Mr. A.J. Clegg’s voluntary termination of his employment in July 2003, the Company, Mr. A.J. Clegg and Tuscan Business Solutions, Inc. (an entity owned and controlled by Mr. A.J. Clegg) entered into a consulting agreement, as required by Mr. A.J. Clegg’s Employment and Termination Agreement, pursuant to which Tuscan Business Solutions agreed, for a term of five years, to provide up to 10 hours of consulting services each month for the Company, for which Tuscan Business Solutions will be paid $200,000 per year (the “Tuscan Consulting Agreement”). In addition, the Tuscan Consulting Agreement provides Mr. A.J. Clegg with the health insurance and scholarships described under “Executive Compensation—Other Agreements with Executive Officers.”

Upon Mr. Frock’s voluntary termination of his employment in August 2003, the Company and Mr. Frock entered into a consulting agreement, as required by Mr. Frock’s Employment and Termination Agreement, pursuant to which Mr. Frock agreed, for a term of five years, to provide up to 10 hours of consulting services each month for the Company, for which Mr. Frock will be paid $100,000 per year. In addition, such consulting agreement provides Mr. Frock with the health insurance and scholarships described “Executive Compensation—Other Agreements with Executive Officers.”

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

Mr. A.J. Clegg, who served as the Company’s Chairman of the Board and Chief Executive Officer until July 2003, is the father of D. Scott Clegg, who served as the Company’s Vice Chairman – Operations, President and Chief Operating Officer until October 2003. To the knowledge of the Company, there are no other family relationships among any of the directors or executive officers of the Company.

Mr. A.J. Clegg is also the President and sole stockholder of Tuscan Business Solutions, Inc., which has entered into the Tuscan Consulting Agreement with the Company. The Company believes that Mr. Frock is also currently an employee of, or a consultant to, Tuscan Business Solutions, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any other member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

GENERAL INFORMATION

Stockholders who wish to obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2003, as filed with the SEC, may do so by writing or calling Yvonne DeAngelo, Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, telephone (484) 947-2000 or by sending an electronic mail message to barbara.brenneck@nlcinc.com.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

The Company’s Certificate of Incorporation requires that any stockholder who wishes to make a nomination for the office of director or to initiate a proposal or other business at the Annual Meeting with respect to the Company’s 2004 fiscal year give the Company advance notice by October 30, 2004 (or, if the date of such Annual Meeting is on or before December 23, 2004 or on or after February 23, 2005, by the date ten days following the date that the Company first mails to stockholders the Company’s notice of such Annual Meeting). In addition, such notice must meet certain other requirements set forth in the Company’s Certificate of Incorporation. If such a proposal is not submitted by the date prescribed by the foregoing sentence, such nomination or proposal shall not be acted upon at the such Annual Meeting.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s Annual Meeting with respect to the Company’s 2004 Annual Meeting must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials.

By Order of the Board of Directors

Yvonne DeAngelo

Secretary

December 1, 2003

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NOBEL LEARNING COMMUNITIES, INC.

The undersigned hereby appoints George Bernstein, Yvonne DeAngelo and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on November 20, 2003, at the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) on January 14, 2004, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

Your name should appear exactly as your name appears in the space at the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such. If a corporation or partnership, sign in full corporate or partnership name by authorized officer or partner.

Date: , 200
(OVER)

1.	ELECTION OF TWO DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2006)

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below):	all nominees listed below

Peter H. Havens	Eugene G. Monaco

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the following space:

2.	RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE, AND “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY’S 2004 FISCAL YEAR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.